Exhibit (2)

                      AGREEMENT AND PLAN OF SHARE EXCHANGE
                                     BETWEEN
                      COMMUNITY FIRST FINANCIAL CORPORATION
                                       AND
                              COMMUNITY FIRST BANK

     THIS AGREEMENT, dated as of March 18, 2002, made between COMMUNITY FIRST FINANCIAL CORPORATION ("CFFC"), a bank holding company organized and existing under the laws of the Commonwealth of Virginia, with its principal office in Lynchburg, Virginia; and COMMUNITY FIRST BANK (the "Bank"), a banking corporation organized under the laws of the Commonwealth of Virginia, with its principal office at Lynchburg, Virginia, each acting pursuant to a resolution of its Board of Directors adopted by the vote of a majority of its directors, recites and provides as follows:

     WHEREAS, the parties desire to enter into a transaction providing for the exchange of shares of the Bank for shares of CFFC, whereby each outstanding share of common stock of the Bank will be converted into one share of common stock of CFFC, all in connection with the creation of a bank holding company to be the sole stockholder of the Bank;

     NOW, THEREFORE, the parties hereby agree as follows:

Section 1.  Exchange of Shares.
-------------------------------

     At the effective date of the share exchange, each issued and outstanding share of the Bank's common stock, par value $4.00, shall be exchanged for one share of the authorized common stock of CFFC.

Section 2.  Business of the Bank.
---------------------------------

     The business of the Bank shall continue to be that of a bank and all businesses related or incidental thereto, including without limitation the power to engage in the business of an insurance agent incidental to its primary purpose and as otherwise provided under Title 38.2 of the Code of Virginia, 1950, as amended. The business of the Bank will continue to be conducted through its main office located at Lynchburg, Virginia.

Section 3.  Capital of the Bank.
--------------------------------

     The capital of the Bank shall continue to consist of capital stock of $3,874,452.00, divided into 968,613 shares of common stock, par value $4 per share, surplus of $5,775,975.00, retained earnings of $811,103.00, and unrealized appreciation on investment securities available for sale (net of income taxes) of $168.00, all as of December 31, 2001. The capital stock, surplus and undivided profits of the Bank at December 31, 2001 will be adjusted, however, for normal earnings and expenses between December 31, 2001 and the effective date, together with any cash dividend declared prior to the effective date.

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Section 4.  Effect of Share Exchange.
-------------------------------------

     At the effective date of the share exchange each share of common stock of the Bank, par value $4.00 per share, outstanding immediately prior to the effective date shall be converted into and shall be deemed to become one share of common stock of CFFC. The Bank's stock transfer books shall be closed, and no further transfer of common stock of the Bank shall be permitted without the approval of CFFC.

Section 5.  Share Certificates.
-------------------------------

     Certificates for shares of the Bank's common stock, until submitted for exchange for certificates of CFFC common stock, will be deemed to represent ownership of a like number of shares of CFFC common stock, and shall be deemed for all corporate purposes to represent ownership of such number of shares of CFFC common stock. As shares of CFFC common stock are submitted for transfer and reissuance after the effective date, new certificates for CFFC stock will be issued.

Section 6.  Dividends and Dispositions by the Bank.
---------------------------------------------------

     Except for any regular dividend, the Bank shall not declare nor pay any dividend to its stockholders between the date of this agreement and the time at which the transaction shall become effective, nor dispose of any of its assets in any other manner, nor engage in any transaction except in the normal course of business and for adequate value.

Section 7.  Directors of the Bank.
----------------------------------

     The present Board of Directors of the Bank shall continue to serve as the Board of Directors of the Bank until the next annual meeting of its stockholder or until such time as their successors have been elected and have qualified.

Section 8.  Termination.
------------------------

     This agreement may be terminated by either participant in the event the holders of more than five percent of the Bank's common stock exercise dissenters' rights, by the mutual consent of the Boards of both participants, or upon failure to obtain all required regulatory approvals or consents, in all cases whether before or after the stockholders of both parties have approved the same. If for any reason the transaction shall not have been consummated by July 31, 2002, this agreement shall terminate automatically as of that date unless extended in writing prior to that date by action of the Boards of Directors of both participants.

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Section 9.  Approval and Effective Date.
----------------------------------------

     The transaction provided for in this agreement shall not be consummated unless approved by the affirmative vote of the stockholders of CFFC and the Bank owning at least two-thirds of the respective party's capital stock outstanding, at meetings to be held on the call of the Directors, or by unanimous consent in lieu thereof. The share exchange shall become effective at the time specified pursuant to authorization of both Boards of Directors.

     WITNESS, the signatures and seals of the parties hereto by their duly authorized officers as of the 18th day of March, 2002:

                                    COMMUNITY FIRST BANK

                                    By:  /s/     John L. Wynne
                                       -------------------------------
                                              President
Attest:

  /s/   Francis S. Falls
-------------------------------
      Secretary

                                    COMMUNITY FIRST FINANCIAL
                                    CORPORATION

                                    By:  /s/    John L. Wynne
                                       ----------------------------
                                             President
Attest:

   /s/   Francis S. Falls
-------------------------------
      Secretary

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